Exhibit 99.1

Versum Materials Receives Revised Proposal from Merck KGaA; Board Determines Revised Offer Constitutes a “Superior Proposal” to Entegris Transaction

Entegris has the Right to Submit Counterproposal Until April 11

TEMPE, Ariz. – April 8, 2019 – Versum Materials, Inc. (NYSE: VSM) today announced that it has received a revised proposal from Merck KGaA, Darmstadt, Germany (“Merck”) to acquire Versum for $53 per share, and that Versum’s Board of Directors, in consultation with its legal and financial advisors, has unanimously determined that this proposal constitutes a “Superior Proposal” as defined in Versum’s previously announced merger agreement with Entegris, Inc. (NASDAQ:ENTG).

Under the terms of Merck’s revised proposal, Merck would acquire all of the outstanding shares of common stock of Versum for $53 per share in cash, an increase from the previously announced $48 per share proposal made by Merck on February 27, 2019.

On April 7, 2019, Versum notified Entegris that Versum had received the revised proposal from Merck, that Versum’s Board of Directors has unanimously determined that Merck’s proposal constitutes a “Superior Proposal,” and that Versum’s Board of Directors intends to terminate the Entegris merger agreement to enter into a definitive merger agreement with respect to Merck’s proposal. Consistent with the terms of the Entegris merger agreement, Entegris has the right, during the four business day period ending on April 11, 2019, to propose revisions to the existing merger agreement between Versum and Entegris. Versum is required to, and intends to, negotiate in good faith with Entegris during this period, and the Versum Board of Directors will consider in good faith any changes to the Entegris merger agreement that Entegris may propose during this period. If Versum terminates the Entegris merger agreement to enter into a definitive agreement with respect to Merck’s revised proposal, Versum is required to pay a $140 million termination fee to Entegris.

Lazard and Citi are serving as financial advisors to Versum and Simpson Thacher & Bartlett LLP is serving as legal counsel.

About Versum Materials

Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.

A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next-generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum Materials reported fiscal year 2018 annual sales of about U.S. $1.4 billion, has approximately 2,300 employees and operates 14 major facilities in Asia and the North America. It is headquartered in Tempe, Arizona. Versum Materials had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE:APD).

For additional information, please visit http://www.versummaterials.com.

Additional Information About the Merck Tender Offer

Versum Materials has filed a solicitation/recommendation statement with respect to the tender offer with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER AND OTHER RELEVANT DOCUMENTS THAT ARE FILED OR THAT MAY BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. You will be able to obtain free copies of the solicitation/recommendation statement with respect to the tender offer and other documents filed with the Securities and Exchange Commission (“SEC”) by Versum Materials through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Versum Materials will be available free of charge on Versum Materials’ website at http://investors.versummaterials.com or by phone at 484-275-5907.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements made herein with respect to the tender offer by Merck KGaA, Darmstadt, Germany (“Merck”), the proposed business combination between Versum Materials and Entegris (the “Entegris Merger”), the potential merging of the offeror under the tender offer with and into Versum Materials (the “Potential Merck Merger”) and any transactions related to the foregoing, including, for example, the timing of the completion of the Entegris Merger or the Potential Merck Merger and the potential benefits of the Entegris Merger or the Potential Merck Merger, reflect the current analysis of existing information and are subject to various known and unknown risks and uncertainties, many of which are beyond Versum Materials’, Entegris’ and Merck’s control. Statements in this communication regarding Versum Materials, Entegris, Entegris as the surviving entity of the Entegris Merger (the “Combined Company”) and Merck that are forward-looking, including projections as to the anticipated benefits of the Entegris Merger and the Potential Merck Merger, the impact of the proposed transaction on Versum Materials’, Entegris’ and Merck’s business and future financial and operating results, the amount and timing of synergies from such proposed transactions, and the closing date for such proposed transactions, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Versum Materials’, Entegris’ and Merck’s control. These factors and risks include, but are not limited to, (i) weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Versum Materials’ and Entegris’ products and solutions; (ii) the ability to meet rapid demand shifts; (iii) the ability to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements; (iv) the concentrated customer base; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) operational, political and legal risks of Versum Materials’, Entegris’ and Merck’s international operations; (viii) Versum Materials’ and Entegris’ dependence on sole source and limited source suppliers; (ix) the increasing complexity of certain manufacturing processes; (x) raw material shortages and price increases; (xi) changes in government regulations of the countries in which Versum Materials, Entegris and Merck operate; (xii) the fluctuation of currency exchange rates; (xiii) fluctuations in the market price of Entegris’ stock; (xiv) the level of, and obligations associated with, Versum Materials’, Entegris’ and Merck’s indebtedness; (xv) uncertainties as to the timing of the tender offer, the Entegris Merger and the Potential Merck Merger; (xvi) uncertainties as to how many Versum Materials’ stockholders will tender their shares in the tender offer; (xvii) the possibility that competing offers will be made and (xviii) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Entegris’ or Merck’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transactions; the risk associated with Versum Materials’ and Entegris’ ability to obtain the approval of the proposed transaction by their shareholders required to consummate the Entegris Merger and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the transactions is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transactions, the response of business partners and retention as a result of the announcement and pendency of the transactions; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Versum Materials’ filings with the SEC, including, Versum Materials’ Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 21, 2018 and in other periodic filings, available on the SEC website or www.versummaterials.com. Versum Materials assumes no obligation to update any forward-looking statements or information, which speak as of its respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to the Entegris Merger between Versum Materials and Entegris. In connection with the Entegris Merger, Entegris filed with the SEC a registration statement on Form S-4 on February 28, 2019, as amended on March 18, 2019, that includes a joint proxy statement of Versum Materials and Entegris and that also constitutes a prospectus of Entegris. The registration statement was declared effective by the SEC on March 20, 2019, and Versum Materials and Entegris commenced mailing of the definitive joint proxy statement/prospectus to the stockholders of Versum Materials and Entegris on or about March 22, 2019. Each of Versum Materials and Entegris also plan to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Versum Materials and Entegris, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Entegris will be available free of charge on Entegris’ website at http://www.entegris.com or by contacting Entegris’ Investor Relations Department by email at irelations@entegris.com or by phone at 978-436-6500. Copies of the documents filed with the SEC by Versum Materials will be available free of charge on Versum Materials’ website at http://investors.versummaterials.com or by phone at 484-275-5907.

Participants in the Solicitation for the Proposed Versum Materials/Entegris Merger

Versum Materials, Entegris and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Versum Materials are set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on December 20, 2018, and Versum Materials’ Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018. Information about the directors and executive officers of Entegris are set forth in Entegris’ proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on March 20, 2019, and Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 11, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Versum Materials or Entegris using the sources indicated above.

Versum Materials Contacts

Soohwan Kim, CFA

Head of Investor Relations

602-282-0957

Soohwan.Kim@versummaterials.com

Tiffany Elle

Global Communications

480-282-6475

Tiffany.Elle@versummaterials.com

Or

Meghan Gavigan / Emily Claffey / Julie Rudnick

Sard Verbinnen & Co

212-687-8080